© 2014 Ambac Financial Group, Inc. One State Street Plaza, New York, NY 10004 All Rights Reserved | 800-221-1854 | www.ambac.com 6 INVESTOR PRESENTATION FIRST QUARTER 2016

AMBAC OVERVIEW I STRATEGIC PRIORITIES FINANCIAL AND OPERATING RESULTS APPENDIX TABLE OF CONTENTS II III 1

SECTION I AMBAC OVERVIEW

AMBAC TODAY

Our strategic priority is to maximize shareholder value through the disciplined and accretive management of our $100 billion+ legacy policy exposures and other liabilities, and the optimization of our assets

- Ambac Financial Group, Inc. ("AFG") is a Nasdaq-listed financial services holding company whose subsidiaries provide financial guarantees on municipal bonds, structured securities and other financial instruments
  - $722 million market cap (as of May 10, 2016)
- The majority of the Company's operating activity is conducted via its wholly-owned subsidiary, Ambac Assurance Corporation ("AAC")
  - $101 billion of various outstanding insured securities, a large portion of which trade in the marketplace
- In March 2010, AAC established a Segregated Account, operating under the control of the Wisconsin Office of the Commissioner of Insurance ("OCI") as Rehabilitator, to separate certain of AAC's most troubled liabilities
  - The OCI continues to oversee the on-going rehabilitation of the Segregated Account, and holds ultimate decision-making authority over its payment of outstanding claims
- In November 2010, Ambac filed for Chapter 11 bankruptcy as a result of losses sustained during the financial crisis
- Ambac emerged from bankruptcy on May 1, 2013 with a new Board of Directors and has since made significant progress towards generating value for shareholders, via its disciplined and accretive asset-liability management program and working constructively with the OCI

AMBC NASDAQ LISTED

March 31, 2016

Insured Portfolio


Public Finance 60%
Int'l 20%
Structured Finance 20%
$101.0 billion Net Par(3)

Investment Portfolio


US Gov & Agency Obligations 2%
Short Term 7%
Corporate Obligations 25%
RMBS-Ambac Insured 34%
$6.5 billion Fair Value
Foreign Obligations 1%
Muni Obligations 6%
Non-RMBS Ambac Insured(4) 2%
Other 5%
RMBS/ ABS 18%

Progress Since Emergence from Bankruptcy[5]

	6/30/13[6]	3/31/16	Change
Book Value / Share	$6.38	$38.73	*+507%*
Adj. Book Value / Share[2]	($7.23)	$29.10	*+$36.33*
Net Par Outstanding ($bn)	$196	$101	*(48%)*
Claims Paying Ratio	31:1	18:1	*(13:1)*

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INSURED PORTFOLIO – $101 BILLION AS OF MARCH 31, 2016 4 Public Finance 60% Structured Finance 20% Int'l 20% Sector % Breakdown General Account 69% Segregated Account 14% Ambac UK 17% Portfolio % Breakdown Investment Grade 82% Below Investment Grade 18% Ambac Rating % Breakdown IA 14% II 25% III 14% IV 47% V <1% Adverse Credit Classification(7) % Breakdown $19.1 billion (3/31/16)

AMBAC CAPITAL SUMMARY Category ($ in millions) 3/31/16 Comments Claim Liabilities $6,807 ► Before estimated subrogation recoveries, Unearned Premium Revenue (“UPR”) and reinsurance ► Includes $3,517 million of unpaid claims, including accrued interest on Deferred Payment Obligations (“DPO”) of $533 million ► Includes $473 million of Ambac UK claim liabilities 5.1% Surplus Notes Par(8) $1,228 ► $870 million General Account notes ► $39 million Segregated Account notes ► Includes $319 million of accrued interest 5.1% Junior Surplus Notes Par $439 ► Includes $350 million (formerly held by AFG(9)) ► Includes $62 million of accrued interest Auction Rate Preferred Shares (AMPS) $660 ► Liquidation Value, originally $800 million Common Stock Market Cap (10) $722 ► 45,046,996 common shares ► 4,407,537 warrants(11) 5

KEY MILESTONES

Ambac has made substantial progress since emergence from bankruptcy on May 1, 2013

- **March 25, 2010**
  Ambac establishes Segregated Account
- **Nov 8, 2010**
  Ambac Financial Group files for bankruptcy
- **May 1, 2013**
  Ambac emerges from bankruptcy and announces the completion of its financial restructuring; re-lists equity on NASDAQ, announces installation of reconstituted Board
- **March 3, 2014**
  Ambac announces 2013 results; for the 8-months ended December 31, 2013, Ambac reported $505 million of net income and $688 million of operating earnings[1]
- **January 1, 2015**
  Nader Tavakoli appointed Interim President & CEO; Jeffrey S. Stein appointed Chairman of the Board
- **March 2, 2015**
  Ambac announces 2014 results; $484 million of net income and $683 million of operating earnings[1]
- **January 4, 2016**
  Nader Tavakoli appointed permanent President & CEO of Ambac Financial Group
- **January 26, 2016**
  Ambac settles RMBS litigation against JP Morgan for $995 million, exceeding expectations
- **February 17, 2016**
  Special Deputy Commissioner for the Segregated Account ("SDC") replaced
- **February 18, 2016**
  Ambac announces record 2015 results; $493 million of net income and $1.2 billion of operating earnings[1]
- **March 10, 2016**
  Ambac announces 1Q 2016 results including record post-emergence Adjusted Book Value [2] per share of $29.10

2010 | 2013 | 2014 | 2015 | 2016

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BOOK VALUE AND ADJUSTED BOOK VALUE PER SHARE(2) Ambac has delivered substantial book value and adjusted book value growth since emergence from bankruptcy(5) 7 ($7.23) ($1.11) $7.50 $24.78 $29.10 ($10) ($5) $0 $5 $10 $15 $20 $25 $30 $35 Jun-2013 Dec-2013 Dec-2014 Dec-2015 Mar-2016 $6.38 $15.62 $31.09 $37.41 $38.73 $0 $5 $10 $15 $20 $25 $30 $35 $40 $45 Jun-2013 Dec-2013 Dec-2014 Dec-2015 Mar-2016 Book Value/Share Adjusted Book Value/Share(2) (12)

Robert B. Eisman Senior Managing Director, Chief Accounting Officer and Controller ► Served as Chief Accounting Officer since November 2009 and as a Senior Managing Director since January 2010; was also formerly a Manager at KPMG LLP Stephen M. Ksenak Senior Managing Director and General Counsel ► Joined Ambac in 2002 ► Previously practiced law at King & Spalding LLP Cathleen J. Matanle Senior Managing Director, Portfolio and Credit Risk Management ► Prior to joining Ambac, 25+ years of experience at JP Morgan originating, structuring, placing and executing a wide range of banking and fixed income products Michael Reilly Senior Managing Director, Chief Information Officer and Chief Administrative Officer ► Joined Ambac in 2009 ► Former SVP and Chief Information Security Officer at Fidelity Brokerage ► Previous experience also includes UBS Paine Webber, J.C. Bradford, Alex Brown & Son and IBM Nader Tavakoli President and Chief Executive Officer ► President and CEO since January 2016; Interim President and CEO during 2015; Director since May 2013 and served as Co-Chair of AFG and AAC Boards from May 2013 to December 2014 ► Over 30 years experience in the financial services industry as an executive, investor and attorney focused on investment management, restructurings, litigation management and highly regulated businesses ► Considerable experience managing investment portfolios at Odyssey Partners, Highbridge Capital Management and EagleRock Capital Management, which he founded ► Director and Litigation Trustee of the MF Global bankruptcy David Trick Senior Managing Director, Chief Financial Officer and Treasurer ► Chief Financial Officer, Treasurer and Senior Managing Director of Ambac and AAC since January 2010, interim President and Chief Executive Officer of AAC from January 2015 to March 2016 ► Formerly a senior insurance banker for the Bank of New York Mellon and bank examiner for the FDIC David Barranco Senior Managing Director, Restructuring and Corporate Development ► Previously worked at Standard & Poor’s in the Structured Finance Ratings Group AMBAC’S EXPERIENCED MANAGEMENT TEAM Ambac’s management team is highly experienced and has delivered strong results for shareholders 8

SECTION II STRATEGIC PRIORITIES

EXECUTING OUR STRATEGY TO MAXIMIZE SHAREHOLDER VALUE – WHILE MANAGING CHALLENGES AND UNCERTAINTIES 10 Our Strategic Priorities ► Furthering our collaboration with the OCI to enhance our ability to maximize the value of AAC • Moving toward potential emergence of the Segregated Account from Rehabilitation and future business possibilities ► Focusing on accretive market and privately negotiated liability management transactions ► Optimizing management of our investment portfolio ► Aggressively focusing on risk and loss management of our insured exposures • Prioritizing active de-risking of the insured book of AAC ► Continuing to strive toward efficiencies and “right- sizing” the Company as our portfolio shrinks ► Transparency and continued communication with our shareholders and policy holders ► Managing large, legacy exposures including • $2.2 billion net par Puerto Rico exposures, with maturities as far as 2054 • Chicago, Illinois, New Jersey and other jurisdictions with stressed fiscal conditions; we also have a sizable portfolio of privatized military housing ► Prosecuting our remaining RMBS-related lawsuits ► Retaining key employees ► Managing the regulatory framework, and other aspects, of the Segregated Account in rehabilitation ► Optimizing capital allocation in a dynamic environment complicated by long duration profile of AAC’s substantial obligations and the Segregated Account rehabilitation • $722 million equity market cap(10) • $101 billion of various outstanding insured securities, a large portion of which trade in the marketplace Working towards clarity around uncertainties and successfully meeting our challenges

ACCOMPLISHING OUR STRATEGIC PRIORITIES

1 **Enhancing Regulatory Relationship**	▸ Substantially improved relationship with the OCI ▸ Our collaborative relationship with the OCI has enhanced our ability to maximize the value of AAC • Favorable JP Morgan RMBS litigation settlement that exceeded expectations • Flexibility to pursue highly accretive asset-liability management initiatives	***Collaborative*** *Relationship developed with OCI*
2 **Strong Earnings**	▸ Generated over \$2.7 billion of operating earnings[1] and ~\$1.5 billion of net income since emergence from bankruptcy[13] including \$218.1 million of operating earnings[1] and \$9.4 million of net income in the first quarter of 2016 ▸ Produced positive operating earnings in 10 of the last 11 quarters	***Over \$2.7 billion*** *Operating Earnings generated[1,13]*
3 **Generated Tolling Payments from AAC to AFG**	▸ Generated \$71 million of tolling payment from AAC to AFG under the intercompany tax sharing agreement; remaining total potential net tolling payments of \$165 million ▸ ~\$4.2 billion of remaining NOLs at March 31, 2016 of which \$1.4 billion is at AFG	***\$71 million*** *Tolling payment to AFG*
4 **Growth in Book Value & Adjusted Book Value per Share**	▸ Increased adjusted book value[2] by \$36.33 per share from (\$7.23) at June 30, 2013 to \$29.10 as of March 31, 2016 ▸ Increased book value per share six fold, from \$6.38 at June 30, 2013 to \$38.73 as of March 31, 2016 ▸ Driven by successful asset-liability management initiatives (discussed below)	***\$36.33*** *Increase in adjusted book value per share[2,13]*

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ACCOMPLISHING OUR STRATEGIC PRIORITIES

#	Priority	Accomplishments	Highlight
5	**Active Liability Management:** *Reduced High Risk Exposure*	▸ Commuted and terminated over $1.4 billion[13] of student loan exposures; total student loan exposure down by ~65% to $1.7 billion ▸ Effectively defeased 93% of total outstanding LIM exposures ▸ Reduced adversely classified credits by 41% since emergence from bankruptcy[13] and by 7%, or $1.4 billion during 2016, to $19.1 billion ▸ Aggressive de-risking through Company-led activities in Student Loans, pooled aircraft lease securitizations and Public Finance lease and tax-backed transactions, among others	***Substantial*** *Accretive reduction of our insured book*
6	**Active Liability Management:** *Reduced Insured Portfolio & Improved Claims Paying Ability*	▸ Reduced net par exposure by $95 billion, or 49%, since emergence from bankruptcy[13], including $36 billion, or 25%, in 2015 and $7 billion, or 7%, in 1Q 2016 ▸ Significantly deleveraged the insured portfolio, improving the claims paying ratio[14] from 31:1 at June 30, 2013 to 18:1 as of March 31, 2016	*Insured Exposure* ***Reduced by Nearly Half***[13]
7	**Active Liability Management:** *Aggressive Pursuit of RMBS Litigation Recoveries*	▸ Negotiated settlement of JP Morgan RMBS litigation for $995 million in January 2016, substantially higher than expectations, boosting claims paying resources and bolstering 4Q 2015 financial results ▸ Reaffirms strategy towards remaining RMBS-related cases associated with $1.9 billion in booked recoveries	***Collaborative*** *Relationship developed with OCI*
8	**Active Asset Management Strategy**	▸ Actively managed $6.5 billion (fair value) consolidated investment portfolio as of March 31, 2016 ▸ Long-term GAAP book yield of 5.9% delivered on financial guarantee investment portfolio and 6.3% statutory book yield (ex. Ambac UK)[16] ▸ $1.4 billion of Deferred Amounts (including interest) owned by Ambac, or 40% of total, resulting from opportunistic market purchases of Ambac-insured RMBS ▸ Purchased $512 million of distressed Ambac obligations in 1Q 2016, including $325 million in RMBS as well as $168 million in LIM, $3 million in Puerto Rico, $4 million in Ballantyne, and $12 million in surplus notes	***6.3%*** *Long-term statutory book yield on fin. guarantee portfolio*[16]

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Expense Management: Reduced Cost Base ► Reduced headcount by 21% since emergence from bankruptcy(13) ► Operating expenses for the first quarter of 2016 were $28.0 million, compared to $27.3 million for the fourth quarter of 2015. ► Increase was driven by costs associated with the ongoing proxy contest, severance costs and timing associated with payroll taxes, offset by lower premises costs and legal fees • Costs associated with the ongoing proxy contest amounted to $3.1 million and include legal, consulting and outside services fees • Severance expenses of $1.1 million for the three months ended March 31, 2016 relate to the continued right-sizing of staff, and payroll taxes of $0.6 million are associated with the timing of bonus payments Shareholder Communication & Corporate Governance Enhancements ► Enhanced shareholder communication – regular direct dialogue between the Board / management and shareholders since emergence ► The Board includes four directors added since the beginning of 2015, two of whom were initially recommended to Ambac by shareholders, and all of whom are independent, shareholder focused and highly qualified ► Appointed David Herzog (former AIG CFO) and Ian Haft (Partner at Cornwall Capital) in March 2016 9 21% Headcount reduction since emergence from bankruptcy(13) Increased Transparency Strengthened Corporate Governance 10 13 ACCOMPLISHING OUR STRATEGIC PRIORITIES

SECTION III FINANCIAL AND OPERATING RESULTS

STRONG EARNINGS GENERATION $203 $193 $292 $177 ($113) $143 $477 $248 $266 $171 $481 $218 $(200) $- $200 $400 $600 May - June 2013 3Q 2013 4Q 2013 1Q 2014 3Q 2014 4Q 2014 1Q 2015 2Q 2015 3Q 2015 4Q 2015 1Q 2016 2Q 2014(17) Ambac has delivered positive operating earnings in 10 out of the last 11 quarters, a total of over $2.7 billion of operating earnings(1) and ~$1.5 billion of net income since emergence from bankruptcy(13) Net Income and Operating Earnings(1) 15 $1.2 billion in 2015 GAAP Net Income: $387 ($391) $283 $215 $454 $82 ($208) $156 $69 $231 $206 Over $2.7 billion since emergence $ in millions $9

REDUCED INSURED PORTFOLIO BY 49% SINCE 2Q 2013 16 - 2,000 4,000 6,000 $- $50 $100 $150 $200 $250 2Q 2013 3Q 2013 4Q 2013 1Q 2014 2Q 2014 3Q 2014 4Q 2014 1Q 2015 2Q 2015 3Q 2015 4Q 2015 1Q 2016 $ in billions PF SF Int'l # of Credits (right axis) # of Credits Net Par Exposure since 2Q 2013

STEADY IMPROVEMENT IN CLAIMS-PAYING RATIO 17 31:1 28:1 26:1 26:1 23:1 19:1 18:1 Jun-2013 Dec-2013 Jun-2014 Dec-2014 Jun-2015 Dec-2015 Mar-2016 Claims-Paying Ratio(14, 20)

$0 $10 $20 $30 $40 $50 $60 $70 $80 2009 2010 2011 2012 2Q 2013 2013 2014 2015 1Q 2016 $ in billions Adversely Classified Credit – Net Par V IV III II IA INSURED PORTFOLIO – ADVERSE CREDIT CLASSIFICATION(7) 18 Adversely classified credits (“ACC”) declined 41% since emergence from bankruptcy(13), 7% since 2015, and 72% since the peak of the financial crisis to $19.1 billion as of 3/31/16, in part as a result of active engagement and negotiation by Ambac Examples of active de-risking in 2016 include: • Over $380 million net par of below investment grade student loan commutations and negotiated terminations • $354 million net par of effective exposure defeasance on Local Insight Media asset-backed transaction • Reduced exposure to pooled aircraft transaction by $168 million net par as a result of driving fleet optimization Ambac continues to reduce its adversely classified credit portfolio, due in part to active engagement and negotiation ACC Classifications: (definitions in appendix)

-38% -44% -37% -65% $0 $10 $20 $30 BIG Seg Acct RMBS Student Loans $ in billions Net Par (21) 2Q 2013 1Q 2016 PROGRESS IN REDUCING DISTRESSED LIABILITIES 19 (6) Ambac has realized a significant decrease in its distressed liabilities (22)

PROJECTED LIFETIME RMBS LOSSES(23) $0.0 $1.0 $2.0 $3.0 $4.0 $5.0 $6.0 $7.0 $8.0 $9.0 $10.0 2Q'13 3Q'13 4Q'13 1Q'14 2Q'14 3Q'14 4Q'14 1Q'15 2Q'15 3Q'15 4Q'15 1Q'16 $ in billions ETD Paid, Net of Subrogation Received ETD Unpaid Claims GCL, Before Estimated Representations & Warranties ETD Losses + GCL, Net of Representations & Warranties 20 Segregated Account Rehabilitation Plan(24) Effective Payout Ratio Increased Equalization Payments Made JPMorgan Settlement (26) Benefiting from recovery in the housing market, low interest rates and aggressive Ambac remediation initiatives, projected RMBS losses have declined since emergence from bankruptcy(5) (25)

$1.7 $4.0 $3.3 $4.8 $13.8 $- $4 $8 $12 $16 Net Par 1Q 2010 Commutations Restructurings and Refinancings Run-off Net Par 1Q 2016 $ in billions $12.1 billion Net Par Reduction 1Q 2010 – 1Q 2016 STUDENT LOAN PORTFOLIO REDUCTION 21 Ambac has decreased its student loan exposure by $12.1 billion, primarily through commutations, restructurings and refinancings $2.1 $2.4 $1.4 $2.3 $1.2 $4.2 $0.2 $13.8 $- $4 $8 $12 $16 Net Par 1Q 2010 Commutations Restructurings and Refinancings Run-off Net Par 4Q 2015 $ in billions $11.7 billion Net Par Reduction 1Q 2010 – 4Q 2015 Post-bankruptcy Ambac has commuted and terminated over $1.4 billion(13) of student loan exposure

OUTSTANDING DEBT SERVICE(19) 22 $0 $5 $10 $15 $20 $25 $30 $35 $40 2016 2017 2018 2019 2020 2021 2022 - 2026 2027 - 2031 2032 - 2036 After 2036 $ in billions Estimated Net Debt Service Amortization General Account Segregated Account Ambac UK $160 billion (18)

APPENDIX 23

KEY TERMS USED TO DESCRIBE OUR BUSINESS Term Description Segregated Account ► Established in March 2010 by AAC to separate certain of AAC’s most troubled liabilities – RMBS, student loans and other structured products ► Currently in rehabilitation, overseen and controlled by the OCI (see below) Wisconsin Office of the Commissioner of Insurance (OCI) ► Our primary regulator, which also oversees and fully controls the rehabilitation of the Segregated Account via a Special Deputy Commissioner Surplus Notes (SN) ► Issued at 5.1% interest to certain banks and other creditors to settle certain obligations ► $1.4 billion of carrying value ($1.7 billion of par) including accrued interest as of 3/31/16 Deferred Payment Obligations (DPO) ► After a payment moratorium on Segregated Account claims, and as mandated by the OCI, Ambac began paying 25% on permitted policy claims, and deferring 75% in the form of DPOs (i.e., IOUs) accruing at 5.1% ► Payout rate increased to 45% by the OCI in June 2014 Net Par Outstanding (NPO) ► Industry-standard measure of the dollar value of par amount of total financial guarantees outstanding, net of reinsurance ► $196 billion as of June 30, 2013(13); $101 billion as of 3/31/16 (49% reduction) Residential Mortgage- Backed Securities (RMBS) ► Collateral-dependent transaction backed by residential mortgages ► $10.9 billion of Ambac’s net par exposure as of 3/31/16; all held in Segregated Account Adversely Classified Credit (ACC) ► Credits that are either in default or have developed problems that eventually may lead to a default ► 3/31/16 balance: $19 billion; includes RMBS, student loan, Puerto Rico debt and other exposures Claims-Paying Ratio (CPR) ► Metric used within the financial guaranty industry to measure and track operating leverage ► Calculated as net financial guarantees in force divided by total claims-paying resources ► Claims-paying resources quantifies total resources available to pay claims 24

SIMPLIFIED CORPORATE STRUCTURE Ambac Financial Group (Holding Company) (AFG) Ambac Capital Corporation (Investment Agreement Operations) $100M IAs Outstanding Everspan Financial Guarantee (Financial Guarantee) $224M Statutory Surplus Ambac Assurance UK (UK insurance company) (Ambac UK) $1.0B CPR; $17B Net Par Ambac Financial Services (Derivative products) $2.5B Notional Swaps Ambac Credit Products (Credit default swaps) (ACP) $933M Notional CDS Ambac Assurance Corp. (Financial Guarantee) (AAC) $7.9B CPR; $83B Net Par Ambac Assurance Corp. Segregated Account (in Rehabilitation) 25

AAC / SEGREGATED ACCOUNT STRUCTURE



~$5 billion liabilities and
associated subrogation claims
Cooperation agreement(27)
Excess of loss reinsurance agreement(27)
Management services agreement
Management services fees
AAC
(Insurance Subsidiary)
Segregated Account
Subrogation
Recoveries
Premiums
General Account
Claims
Segregated Account
Claims
Trustees /
Issuers
Policyholders
/ Trustees
Policyholders
/ Trustees

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VALUE COMPONENTS 27 Ambac Financial Group (Holding Company) ($272 million Cash and Securities(28)) Ambac Assurance Corp(29) (Insurance Subsidiary) E qu it y E xpens e S har in g N O L T o lli ng o n $ 3 .65 b ill ion N O L $1.4 billion NOL Corolla Trust(9) $75 million Subordinated Owner Trust Certificate Corolla Trust 3rd Party Investors $3.65 billion NOL $0.88 billion NOL Utilized $2.77 billion NOL Remaining $71 million Tolling Payment made April 29, 2016

RISK ADVERSE CREDIT CLASSIFICATIONS(7) 28 Classification Description Class I ► Fully Performing – Meets Ambac Criteria with Remote Probability of Claim Survey List ► Investigation of Specific Condition or Weakness Underway Class IA ► Potential Problem with Risks to be Dimensioned Class II ► Substandard Requiring Intervention Class III ► Doubtful with Clear Potential for Loss Class IV ► Imminent Default or Defaulted Class V ► Fully Reserved

AMBAC NON-GAAP FINANCIAL DATA

Non-GAAP Financial Data

Included in this presentation, the Company reports two non-GAAP financial measures: Operating Earnings and Adjusted Book Value. A non-GAAP financial measure is a numerical measure of financial performance or financial position that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. We are presenting these non-GAAP financial measures because they provide greater transparency and enhanced visibility into the underlying drivers of our business and the impact of certain items that the Company believes will reverse from GAAP book value over time through the GAAP statements of comprehensive income. Operating Earnings and Adjusted Book Value are not substitutes for the Company's GAAP reporting, should not be viewed in isolation and may differ from similar reporting provided by other companies, which may define non-GAAP measures differently.

Operating Earnings

The following table reconciles net income attributable to common stockholders to the non-GAAP measure, operating earnings, for the three months ended March 31, 2016 and December 31, 2015, respectively:

	Three Months Ended			
	March 31, 2016		December 31, 2015	
($ in millions, other than per share data)	$ Amount	Per Diluted Share	$ Amount	Per Diluted Share
Net income attributable to common stockholders	**$ 9.4**	**$ 0.21**	**$ 387.0**	**$ 8.56**
Adjustments:				
Non-credit impairment fair value (gain) loss on credit derivatives	(1.3)	(0.03)	2.7	0.06
Financial guarantee VIEs consolidated	155.8	3.44	21.1	0.47
Insurance intangible amortization	50.9	1.13	54.4	1.20
Foreign exchange (gain) loss from remeasurement of premiums receivable and loss and loss expenses	7.2	0.16	10.6	0.23
Fair value (gain) loss on derivative products from Ambac CVA	(3.9)	(0.09)	5.2	0.12
Operating earnings	**$ 218.1**	**$ 4.82**	**$ 481.0**	**$ 10.64**
Weighted-average diluted shares outstanding (in millions)		45.2		45.2

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AMBAC NON-GAAP FINANCIAL DATA

Adjusted Book Value

The following table reconciles Total Ambac Financial Group, Inc. stockholders' equity to the non-GAAP measure Adjusted Book Value as of each date presented:

	March 31, 2016		December 31, 2015		December 31, 2014		December 31, 2013		June 30, 2013	
($ in millions, other than per share data)	$ Amount	Per Share	$ Amount	Per Share	$ Amount	Per Share	$ Amount	Per Share	$ Amount	Per Share
Total AFGI Stockholders' Equity	**$ 1,744.5**	**$ 38.73**	**$ 1,684.8**	**$ 37.41**	**$ 1,399.1**	**$ 31.09**	**$ 703.0**	**$ 15.62**	**$ 287.2**	**$ 6.38**
Adjustments:										
Non-credit impairment fair value losses on credit derivatives	17.7	0.39	19.0	0.42	55.7	1.24	72.8	1.62	188.5	4.19
Financial guarantee VIEs consolidated	(142.4)	(3.16)	(302.8)	(6.72)	(319.1)	(7.09)	(372.7)	(8.28)	(594.4)	(13.21)
Insurance intangible asset	(1,150.0)	(25.53)	(1,212.1)	(26.91)	(1,410.9)	(31.35)	(1,598.0)	(35.51)	(1,621.6)	(36.04)
Goodwill	-	-	-	-	(514.5)	(11.43)	(514.5)	(11.43)	(514.5)	(11.43)
Ambac CVA on derivative product liabilities (excluding credit derivatives)	(82.6)	(1.83)	(78.7)	(1.75)	(64.5)	(1.44)	(48.4)	(1.08)	(64.6)	(1.44)
Net unearned premiums and fees in excess of expected losses	1,034.5	22.96	1,056.6	23.46	1,402.3	31.16	1,666.0	37.02	1,903.0	42.29
Net unrealized investment (gains) losses in Accumulated Other Comprehensive Income	(110.8)	(2.46)	(51.0)	(1.13)	(210.7)	(4.68)	41.9	0.93	91.0	2.02
Adjusted book value	**$ 1,310.9**	**$ 29.10**	**$ 1,115.8**	**$ 24.78**	**$ 337.4**	**$ 7.50**	**$ (49.9)**	**$ (1.11)**	**$ (325.4)**	**$ (7.23)**
Shares outstanding (in millions)		45.0		45.0		45.0		45.0		45.0

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FOOTNOTES 1) Operating Earnings is a non-GAAP financial measure that excludes (or includes) amounts that are included in (or excluded from) net income attributable to common stockholders which is presented in accordance with GAAP. A reconciliation to net income attributable to common stockholders, as reported under GAAP, is available at the end of this document and in our most recent SEC filed quarterly or annual report 2) Adjusted book value is a non-GAAP financial measure of financial position that excludes (or includes) amounts that are included in (or excluded from) Total Ambac Financial Group, Inc. stockholders’ equity which is presented in accordance with GAAP. A reconciliation to Ambac Financial Group, Inc. stockholders’ equity, as reported under GAAP, is available at the end of this document and in our most recent SEC filed quarterly or annual report 3) Par throughout this presentation includes capital appreciation bonds (“CABs”) which are reported at the par amount at the time of issuance of the insurance policy 4) Excludes Ambac insured securities that are internally rated investment grade 5) Ambac emerged from bankruptcy on May 1, 2013 6) The first quarter end after emergence from bankruptcy on May 1, 2013 7) Adverse credit classification definitions in Appendix; See Ambac’s most recent SEC filed annual report for further description of risk classifications 8) Surplus Notes Par is reduced by approximately $23 million which was acquired by AFG (2Q 2015) and AAC (1Q 2016) 9) On August 28, 2014, to help fund the Company’s strategic priorities, AFG monetized 80% of its Segregated Account Junior Surplus Note ($350 million) and accrued interest ($24 million), for net proceeds of approximately $224 million. AFG also retained a 20% interest through a $75 million subordinated Owner Trust Certificate 10) Common Stock Market Cap based on AMBC common shares closing stock price of $16.03 on May 10, 2016 11) Through May 3, 2016, 631,600 warrants have been purchased at a total cost of $5 million for an average price of $8.51 per warrant 12) Ambac reported goodwill impairment of $514.5M in 2015. Excluding the impact of the impairment would result in a book value/share of $48.84 in 4Q 2015 and $50.15 in 1Q 2016 – resulting in a CAGR of 112% from June 2013 to March 2016 13) Measured from June 30, 2013, the first quarter end after emergence from bankruptcy on May 1, 2013, through 1Q 2016 14) Total claims-paying ratio is net financial guarantees in force divided by total claims-paying resources. Total claims-paying resources quantifies total resources available to pay claims, including guarantees on subsidiary obligations 15) Compound Annual Growth Rate (“CAGR”) 16) Long-term yield is as of March 31, 2016 and excludes Ambac UK 17) 2Q 2014 Operating Earnings includes accrued interest on Deferred Amounts for the period from the beginning of the accrual period (September 2012 as per the Amended Rehabilitation Plan) through 2Q 2014 of $308 million pre-tax, or $304 million net of tax. Of these amounts, $50 million pre-tax, or $49 million net of tax, relates to 2Q 2014 18) Includes scheduled runoff for remaining 9 months of 2016 19) Depicts amortization of existing guaranteed portfolio (principal and interest), assuming no advance refundings, as of March 31, 2016. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay guaranteed obligations 31

FOOTNOTES (CONT’D) 20) The calculation for Total Claims-Paying-Resources includes loss and loss adjustment expense reserves before the recorded Statutory benefit for expected subrogation receipts 21) Insured exposure may be reported in more than one bucket 22) BIG represents below investment grade internal Ambac rating 23) Excludes interest on Deferred Amounts 24) Amended Plan of Rehabilitation of the Segregated Account, effective June 12, 2014 25) GCL = gross claim liability 26) ETD = ever to date 27) Subject to $100 million minimum surplus at AAC 28) Includes the Owner Trust Certificate, investment in Corolla Trust of $26 million 29) Includes the Segregated Account (in Rehabilitation) 32

FORWARD LOOKING STATEMENT In this presentation, we have included statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “plan,” “believe,” “anticipate,” “intend,” “potential,” “going forward,” “looking ahead” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” “could,” and “may,” or the negative of those expressions or verbs, identify forward-looking statements. We caution readers that these statements are not guarantees of future performance. Forward-looking statements are not historical facts but instead represent only our beliefs regarding future events, which, may by their nature be inherently uncertain and some of which may be outside our control. These statements may relate to plans and objectives with respect to the future, among other things which may change. We are alerting you to the possibility that our actual results may differ, possibly materially, from the expected objectives or anticipated results that may be suggested, expressed or implied by these forward-looking statements. Important factors that could cause our results to differ, possibly materially, from those indicated in the forward-looking statements include, among others, those discussed under “Risk Factors” described in our most recent SEC filed quarterly or annual report. Any or all of management’s forward-looking statements here or in other publications may turn out to be incorrect and are based on management’s current belief or opinions. Ambac’s actual results may vary materially, and there are no guarantees about the performance of Ambac’s securities. Among events, risks, uncertainties or factors that could cause actual results to differ materially are: (1) volatility in the price of Ambac’s common stock; (2) uncertainty concerning our ability to achieve value for holders of Ambac securities, whether from Ambac Assurance Corporation (“AAC”) or from new business opportunities; (3) dilution of current shareholder value or adverse effects on our share price resulting from the issuance of additional shares of common stock; (4) adverse effects on our share price resulting from future offerings of debt or equity securities that rank senior to our common stock; (5) potential of rehabilitation proceedings against AAC; (6) decisions made by the Rehabilitator of the Segregated Account of AAC (the “Segregated Account”) for the benefit of policyholders that may result in material adverse consequences for Ambac’s security holders; (7) our inability to realize the expected recoveries included in our financial statements; (8) intercompany disputes or disputes with the rehabilitator of the Segregated Account; (9) our inability to monetize assets, restructure or exchange outstanding debt and insurance obligations, or the failure of any such transaction to deliver anticipated results; (10) our results of operations may be adversely affected by events or circumstances that result in the accelerated amortization of our insurance intangible asset; (11) increased fiscal stress experienced by issuers of public finance obligations or an increased incidence of Chapter 9 filings by municipal issuers; (12) adverse tax consequences or other costs resulting from the Segregated Account rehabilitation plan, from rules and procedures governing the payment of permitted policy claims, or from the characterization of our surplus notes as equity; (13) credit risk throughout our business, including but not limited to credit risk related to residential mortgage-backed securities, student loan and other asset securitizations, collateralized loan obligations, public finance obligations and exposures to reinsurers; (14) risks attendant to the change in composition of securities in our investment portfolio; (15) inadequacy of reserves established for losses and loss expenses; (16) the risk that our risk management policies and practices do not anticipate certain risks and/ or the magnitude of potential for loss as a result of unforeseen risks; (17) changes in prevailing interest rates; (18) factors that may influence the amount of installment premiums paid to Ambac, including the Segregated Account rehabilitation proceedings; (19) default by one or more of AAC’s portfolio investments, insured issuers or counterparties; (20) market risks impacting assets in our investment portfolio or the value of our assets posted as collateral in respect of investment agreements and interest rate swap transactions; (21) risks relating to determinations of amounts of impairments taken on investments; (22) the risk of litigation and regulatory inquiries or investigations, and the risk of adverse outcomes in connection therewith, which could have a material adverse effect on our business, operations, financial position, profitability or cash flows; (23) our inability to realize value from Ambac Assurance UK Limited ("Ambac UK"); (24) system security risks; (25) market spreads and pricing on derivative products insured or issued by Ambac or its subsidiaries; (26) the risk of volatility in income and earnings, including volatility due to the application of fair value accounting; (27) changes in accounting principles or practices that may impact Ambac’s reported financial results; (28) legislative and regulatory developments; (29) operational risks, including with respect to internal processes, risk models, systems and employees, and failures in services or products provided by third parties; (30) Ambac’s financial position and the Segregated Account rehabilitation proceedings that may prompt departures of key employees and may impact our ability to attract qualified executives and employees; and (31) other risks and uncertainties that have not been identified at this time. 33

Important Information Ambac Financial Group, Inc., ("Ambac") filed a definitive proxy statement with the Securities and Exchange Commission ("SEC") on April 20, 2016 in connection with its 2016 Annual Meeting. STOCKHOLDERS ARE URGED TO READ THIS PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND OTHER RELEVANT DOCUMENTS FILED BY AMBAC WITH THE SEC IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov and through the website maintained by Ambac at http://ir.ambac.com. Certain Information Regarding Participants Ambac, its directors and certain of its officers and other employees may be deemed to be participants in the solicitation of Ambac's stockholders in connection with its 2016 annual meeting. Information regarding the names, affiliations and direct and indirect interests (by security holdings or otherwise) of these persons can be found in Ambac's definitive proxy statement for its 2016 Annual Meeting, which was filed with the SEC on April 20, 2016. To the extent holdings of Ambac’s securities by such persons have changed since the amounts printed in the 2016 definitive proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or on Statements of Change in Ownership on Form 4 filed with the SEC. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement and, to the extent applicable, will be updated in other materials to be filed with the SEC in connection with Ambac’s 2016 Annual Meeting. Stockholders may obtain a free copy of the proxy statement and other documents filed by Ambac with the SEC from the sources listed above. About Ambac Ambac Financial Group, Inc. ("Ambac"), headquartered in New York City, is a holding company whose subsidiaries, including its principal operating subsidiary, Ambac Assurance Corporation ("Ambac Assurance"), Everspan Financial Guarantee Corp., and Ambac Assurance UK Limited, provide financial guarantees and other financial services to clients in both the public and private sectors globally. Ambac Assurance, including the Segregated Account of Ambac Assurance (in rehabilitation), is a guarantor of public finance and structured finance obligations. Ambac is also selectively exploring opportunities involving the acquisition and/or development of new businesses. Ambac‘s common stock trades on the NASDAQ Global Select Market under the symbol “AMBC”. The Amended and Restated Certificate of Incorporation of Ambac contains substantial restrictions on the ability to transfer Ambac’s common stock. Subject to limited exceptions, any attempted transfer of common stock shall be prohibited and void to the extent that, as a result of such transfer (or any series of transfers of which such transfer is a part), any person or group of persons shall become a holder of 5% or more of Ambac’s common stock. Ambac is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, we use our website to convey information about our businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates to the status of certain primary residential mortgage backed securities litigations. For more information, please go to www.ambac.com. 34

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